New World Realty Advisors
7 Times Square | 43rd Floor | new York, new York 10036

February 28, 2011

PRIVATE AND CONFIDENTIAL

Mr. William Meris
President
IMH Financial Corporation
4900 N. Scottsdale Rd., Suite 5000
Scottsdale, AZ 85251

Re: Engagement of New World Realty Advisors, LLC

Dear Mr. Meris:

We are pleased to have the opportunity to work with IMH Financial Corporation and its affiliates (the “Company” or “you”). We have prepared this letter outlining the terms under which New World Realty Advisors, LLC and its affiliates (“NWRA”, “we”, or “us”) will be engaged by the Company to exclusively perform certain advisory services (the “Engagement”) in connection with the development and implementation of the interim recovery and workout plan and long-term strategic growth plan for the Company.

For purposes of this agreement, the Engagement will include a diagnostic review of the Company, a review of the Company’s existing REO assets and loan portfolio (the “Legacy Assets”), development and implementation of specific asset workout strategies, as well as the development and implementation of a plan for originating, analyzing, and closing new investment transactions (collectively, the “Interim Recovery Plan”).

Upon the stabilization of the Legacy Assets and a period of growth under the Interim Recovery Plan, NWRA will also provide an assessment of the Company’s capital market alternatives, the acquisition of all or a portion of the equity or debt interests of one or more businesses, the facilitation of interim capital raising initiatives, and/or the preparation for and consummation of an IPO or other major capital event (collectively, the “Long-Term Strategic Plan”). Nothing herein shall prohibit NWRA or an affiliate from making a loan to, or an investment in, the Company or any affiliate, at any time. As part of the Engagement, NWRA will bring the full resources of the firm to bear in support of achieving the goals identified by this letter for the Company.

WWW.NWRADVISORS.COM

New World Realty Advisors

This letter is organized into three sections as follows:

1.	Scope of Services

2.	Fees and Expenses

3.	General Business Terms

1.	Scope of Services

Pursuant to the terms and conditions of this letter, NWRA will provide advisory services to the Company in connection with the Engagement. Such services may be performed by NWRA in cooperation with ITH Partners LLC, a consulting company affiliated with Mr. Lawrence D. Bain, but will be billed separately. The term of this agreement shall conclude upon the completion of all phases of the work described below. NWRA will conduct its work in four phases as follows:

Phase I - Obtain an Understanding of Company Operations and Legacy Assets

This Phase, which provides the foundation for the balance of the Engagement, is expected to require approximately 3 to 4 weeks. This Phase involves the assembly and analysis of information pertaining to the Company (collectively, the “Company Information”) including: (i) the current asset management and disposition plan for Legacy Assets, (ii) the current organizational structure, payroll and operational overhead of the Company and related entities, (iii) current asset and entity level operations, including current and projected cash flows, negative carry, current liabilities, as well as asset valuations and appraisals, (iv) the status of any current and anticipated foreclosure or guaranty enforcement actions, (v) the status and outlook of all litigation and SEC matters (vi) the shareholder relations program as it relates to the broker-dealer network and the shareholder population, (vii) the Company’s insurance coverage, including for P&C, E&0, D&0, title and environmental liability and (viii) the nature and extent of the built-in tax losses and the conditions required to maintain and utilize those losses, and (ix) the portfolio composition and performance of the Strategic Wealth and Income Fund LLC (“SWI Fund”).

IMH Financial Corp.	WWW.NWRADVISORS.COM	February 2011
Engagement Letter		Page 2 of 11

New World Realty Advisors

Phase II - Formulate the Interim Recovery Plan and the Long-Term Strategic Plan

Based upon the evaluation of the Company’s organization, operations as well as loan and asset management strategies performed in Phase I, we will develop the Interim Recovery Plan as well as the Long-Term Strategic Plan. The Interim Recovery Plan will include recommendations for streamlining and optimizing staffing and functions for efficiency and effectiveness, selecting and implementing new state-of-the-art accounting and asset origination and management technologies, reducing corporate overhead (including the existing office lease), evaluating the outsourcing of certain non-core Company functions, and developing individual asset restructuring, development and disposition plans. The goal will be to assist the Company in identifying opportunities to improve the Company’s day-today efficiency while seeking to protect and enhance asset values and liquidity.

In this phase, we will also prepare the Long-Term Strategic Plan to guide the selection of the strategic direction and infrastructure for the Company as it resumes its investment activities. The Plan will include recommendations for SOP’s in regards to investments, loan management, human resources, including guidelines for the establishment of the Investment Committees and the conducts of its activities. This Plan will be designed with the core objective of putting into place the necessary elements to successfully execute on the proposed major capital event. The Long-Term Strategic Plan will include an evaluation of strategic market opportunities, formulation of new investment criteria, and expansion of origination and asset management capabilities.

We will make formal presentations to management and the Board of Directors on both the Interim Recovery Plan and Long-Term Strategic Plan for discussion, modification and approval. We understand your timing objectives and will seek to accomplish this Phase of the work as expeditiously as possible, but given the inherent complexity and scope of the effort required this phase is expected to require approximately 4 months from the date of this agreement.

Phase III - Implementation of Interim Recovery Plan

Based upon the results of our work and the resulting Interim Recovery Plan prepared by us and approved by the Company, we will coordinate and provide advice and support in the process of implementing the corporate reorganization, operational improvements as well as the asset level workouts. The total elapsed time of this phase is significantly dependent upon the interactions and negotiations with borrowers, the progress of foreclosure and other legal proceedings, and the pace of asset sales or alternative creative asset harvesting strategies, but is expected to require at least 12 to 18 months. In this phase, the objectives are to restructure and reduce corporate overhead improve operational efficiency, and resolve and stabilize the Legacy Asset portfolio. We would expect the implementation of the operational efficiencies to begin within the first 60 days after the Company’s approval of the plan.

IMH Financial Corp.	WWW.NWRADVISORS.COM	February 2011
Engagement Letter		Page 3 of 11

New World Realty Advisors

Phase IV - Implementation of Long-Term Strategic Plan

Once the key objectives of the Interim Recovery Plan are being achieved, we will coordinate and provide advice and support in implementing the Long-Term Strategic Plan. We expect this phase to include the implementation of rigorous investment and asset management strategies through a scalable organizational infrastructure that will prepare the Company to potentially re-initiate dividends to its shareholders and enhance enterprise value in the future. We will help the Company to:
•	Develop and implement new investment criteria and processes and a revised credit matrix,
•	Expand deal sourcing and origination capabilities as well as due diligence and creative deal structuring, and
•	Enhance risk management techniques and asset management capabilities.

At the request of the Company, we may provide information and analysis to support investment and/or credit committee deliberations. The expansion of the asset base and the business will require the Company to review its capital needs and to evaluate public and private capital market alternatives, including an IPO or other major capital event. We will advise and support the Company as it seeks to optimize and grow its financial resources to meet its operational and strategic goals.

NWRA will begin this Engagement immediately upon receipt of: (i) an executed copy of this agreement, and (ii) an executed copy of the attached Indemnity Agreement.

2.	Fees and Expenses

Our compensation will include a non-contingent monthly fee of $125,000 as well as a success-based fee component. Out of pocket expenses (including transportation, lodging, meals, communications, supplies, copying, etc.) will be billed at the actual amounts incurred.

Should we be requested or required to testify, appear or be otherwise involved in any litigation, investigation, arbitration, and/or other dispute resolution or other such forum in connection with the Company or this matter, notwithstanding any other fees or compensation hereunder, we will charge for our time at our regular hourly billing rates.

We will bill on a monthly basis in advance. Our invoices are due upon presentation. Amounts remaining overdue for more than 30 days will be subject to an interest charge of 1.5% per month from the date of invoice. If our invoices are not paid in a timely manner, we reserve the right to suspend further services until payment is received, in which event we will not be liable for any resulting loss, damage or expense connected with such suspension.

IMH Financial Corp.	WWW.NWRADVISORS.COM	February 2011
Engagement Letter		Page 4 of 11

New World Realty Advisors

We do not predict or warrant the outcome of any particular matter or issue, and payment of our monthly fees and expenses or hourly fees is not dependent upon such outcomes. NWRA’s compensation for this Engagement will also include success incentive fees (“Success Fees”). Such Success Fees will be designed to ensure alignment of economic incentives, and will be awarded for, and upon, achieving specified objectives. The formula for the Success Fee arrangement is memorialized in Exhibit A hereto, which is incorporated by reference herein.

3.	General Business Terms

NWRA will act under this agreement as an independent contractor with duties solely to the Company with liability limited to the fees paid to NWRA hereunder. In connection with our engagements, it is our practice to receive indemnification. Our standard indemnity agreement is attached hereto as Exhibit B (“Indemnity Agreement”) and must be executed by the Company concurrently with this agreement. The terms of the Indemnity Agreement are incorporated by reference into this agreement.

Except as required by applicable law or legal process, no advice provided by NWRA may be disclosed or referred to publicly or to any third party (except to the affiliates and advisors of the Company who have a need to know and have agreed to maintain the confidential nature of such advice) except in accordance with NWRA’s prior written consent. It is further understood that any advice rendered by NWRA pursuant to this Engagement, including any advice rendered during the course of participating in negotiations and meetings with the Company, as well as any written materials provided by NWRA, are intended solely for the confidential use of the Company, its affiliates and advisors and will not be used or relied upon for any other purpose and except as required by applicable law or legal process, will not be reproduced, summarized, described or referred to or given to any other person for any purpose without NWRA’s prior written consent.

The Company agrees that all information made available to NWRA by or on behalf of the Company will be complete and correct to the best of the Company’s knowledge. The Company agrees to promptly notify NWRA if the Company believes that any information which was previously provided to NWRA has become materially misleading. The Company acknowledges and agrees that, in rendering its services hereunder; NWRA will be using and relying on the information provided by or on behalf of the Company without independent verification thereof or independent appraisal or evaluation of the Company, or any other party. NWRA does not assume responsibility for the accuracy or completeness of the information provided by the Company.

IMH Financial Corp.	WWW.NWRADVISORS.COM	February 2011
Engagement Letter		Page 5 of 11

New World Realty Advisors

The Company acknowledges and agrees that in this consulting capacity, (i) NWRA is not being retained to advise the Company on, or to express any opinion as to, the wisdom, desirability or prudence of consummating any particular transaction, (ii) NWRA is not and will not be construed as a fiduciary of the Company and will have no duties or liabilities to the Company, its equity holders or creditors, any affiliate of the Company or any other person by virtue of this Engagement or the retention of NWRA hereunder, all of which duties and liabilities are hereby expressly waived, and (iii) any advice rendered by NWRA does not constitute a recommendation to the Company that it might or should take in connection with a transaction. Except as otherwise expressly provided herein, neither equity holders nor creditors of the Company are intended beneficiaries hereunder. The Company confirms that it will rely on its own counsel, accountants and other similar expert advisors for legal, accounting and tax advice.

We each acknowledge that we may correspond or convey documentation via Internet e-mail and that neither party has control over the performance, reliability, availability, or security of Internet e-mail. Therefore, neither party will be liable for any loss, damage, expense, harm or inconvenience resulting from the loss, delay, interception, corruption, or alteration of any Internet e-mail due to any reason beyond our reasonable control.

The terms of this agreement shall be construed, interpreted and applied in accordance with the laws of the State of New York without giving effect to conflict of law principle. The Company and NWRA irrevocably submit to the jurisdiction of any court of the State of New York or the United States District Court of the Southern District of the State of New York for the purpose of any suit, action or other proceeding arising out of this agreement which is brought by or against the Company or NWRA. Each of the Company and NWRA hereby knowingly, voluntarily and irrevocably waives any right it may have to a trial by jury in respect of any claim based upon, arising out of or in connection with this agreement.

Any time during the Term, with 10 business days notice and the opportunity to cure, the Company may terminate this agreement for Cause. Cause shall be limited to an intentional, material breach of this agreement by NWRA, after notice and a reasonable opportunity to cure, which has a material adverse effect on the company as a whole.

If a transaction such as the one described in that certain “Term Sheet for Investment in IMH Financial Corporation” dated January 14, 2011 between IMH Financial Corporation and NWRA Capital Partners, LLC, as amended from time to time, (the “Term Sheet”) is terminated (the “Transaction Break”), the company may terminate this agreement and shall be entitled to a report of the significant findings and recommendations resulting from NWRA’s work prior to such a termination, unless the parties hereunder or under the Term Sheet are engaged in a dispute.

IMH Financial Corp.	WWW.NWRADVISORS.COM	February 2011
Engagement Letter		Page 6 of 11

New World Realty Advisors

Other than for Cause, or in connection with the Transaction Break, this agreement can not be terminated for a period 4 years. At that time, this agreement will only be terminated by the affirmative vote of a super majority of the Board of Directors (70%) and the giving by the Company of 60 days prior written notice to NWRA. If not so terminated at that time, then the term shall be extended for an additional 3 years.

All notices required or permitted to be delivered under this agreement shall be sent, if to us, to the address set forth at the head of this letter, and if to you, to the address for you set forth above, or to such other address as may be given in writing to the other party. All notices under this agreement shall be sufficient if delivered by overnight mail. Any notice shall be deemed to be given only upon actual receipt.

This agreement: (i) constitutes the entire agreement of the parties as to the subject matter herein, and therefore supersedes any previous agreements (whether oral or written) as to such subject matter; and (ii) may only be modified, amended or waived by a writing signed by the parties hereto.

IMH Financial Corp.	WWW.NWRADVISORS.COM	February 2011
Engagement Letter		Page 7 of 11

New World Realty Advisors

If the terms of our Engagement as set forth in this agreement are satisfactory, kindly sign the enclosed copy of this letter along with the attached Indemnity Agreement and return executed originals by overnight mail.

We look forward to working with you.

Very truly yours,

New World Realty Advisors, LLC

By:	/s/ Seth B. Lipsay

Name:	Seth B. Lipsay

Title:	Executive Managing Director

ACCEPTED AND AGREED:

IMH Financial Corporation

By:	/s/ William Meris

Name:	William Meris

Title:	President

Date:	3-3-11

cc:	Mr. Lawrence D. Bain

IMH Financial Corp.	WWW.NWRADVISORS.COM	February 2011
Engagement Letter		Page 8 of 11

New World Realty Advisors

EXHIBIT A

SUCCESS FEE CALCUATION

Any Success Fee(s) shall be payable at the closing of each transaction giving rise to such fee, whether during the term of the Engagement or within 18 months thereafter (the “Tail Period”), and is not subject to diminution or dilution for other parties involved in the transactions. During the Tail Period, the Success Fee(s) shall only be payable with respect to transactions which arose during the term or on which NWRA provided services during the term.

The Success Fee shall be calculated as the sum of the following:

1.	Capital Advisory Fee
In the event the Company plans to seek debt (Senior or Mezzanine), or equity capital in any form (excluding the transaction contemplated by the Term Sheet with NWRA) the company will discuss with NWRA their potential needs and provide an exclusive right of first offer on market terms to provide advisory services in connection with that planned activity. A separate agreement will be entered into specifically for these services.

2.	Development Fee
In the event the Company intended to engage in the development of any property, the company will discuss with NWRA their potential needs and provide an exclusive right of first offer on market terms to serve as the developer of each such property. A separate agreement will be entered into specifically for these activities.

3.	Origination Fee
The Origination Fee shall be calculated as an amount equal to 1.0% of the totalamount or gross purchase price of any loans made or assets acquired by the Company or an affiliate, which were identified or for which underwriting was supported by NWRA.

4.	Legacy Asset Incentive Fee
The Legacy Asset Performance Fee (“LAPF”) shall be calculated as an amount equal to 10% of the positive difference derived by subtracting: a) 110% of the December 31st, 2010 valuation mark (“Base Mark”) (as reflected in the Company’s year-end 10-K audited financials) of any Legacy Asset, whether REO or loan, from b) its ultimate realized gross recovery value. This fee will be calculated on an asset-by-asset basis and NWRA will not offset any sales that generate proceeds below 110% of the Base Mark against sales that generate proceeds above 110% of the Base Mark. If the Engagement terminates due to a Transaction Break, no LAPF shall be payable.

IMH Financial Corp.	WWW.NWRADVISORS.COM	February 2011
Engagement Letter		Page 9 of 11

New World Realty Advisors

EXHIBIT B

INDEMNITY AGREEMENT

Ladies and Gentlemen:

This letter will confirm that in connection with the Engagement (the “Engagement”) of New World Realty Advisors, LLC (“NWRA”) by IMH Financial Corporation (the “Company”) as reflected in the agreement dated the date hereof (all capitalized terms used but not otherwise defined herein having meanings described in such agreement) the Company agrees to indemnify and hold harmless NWRA and its affiliates and their respective members, officers, directors, employees and agents (each referred to herein as an “Indemnified Person”) to the fullest extent permitted by law from and against any losses, claims, damages, obligations, penalties, judgments, awards, costs, disbursements or liabilities, including amounts paid in settlement (collectively, “Losses”), based upon, related to, arising out of or in connection with the Engagement and will reimburse each Indemnified Person for all reasonable out-of-pocket expenses (including fees and expenses of counsel) (“Expenses”) as they are incurred in connection with investigating, preparing, pursuing or defending any action, claim, suit, investigation, or proceeding related to, arising out of or in connection with the Engagement, whether or not pending or threatened and whether or not any Indemnified Person is a party. In no event will the Company’s foregoing indemnity obligations extend to and in no event shall the Company be responsible for, that portion of any Losses or Expenses that arise out of or in connection with the Engagement that are finally judicially determined to have resulted solely from the bad faith, willful misconduct or gross negligence of NWRA.

If any litigation, investigation or proceeding is commenced as to which NWRA proposes to demand indemnification, NWRA will notify the Company with reasonable promptness; provided, however, that any failure or delay by NWRA to notify the Company will relieve the Company from its obligations hereunder only to the extent the Company has been materially prejudiced by such failure or delay. NWRA will have the right to retain counsel (and local counsel, if appropriate) of the Company’s choice to represent it, and the Company will pay the fees, expenses and disbursements of such counsel; provided, however, such counsel must be reasonably acceptable to NWRA. The Company retains the right to participate in the defense of such litigation, investigation or proceeding as to which NWRA seeks indemnification through counsel of the Company’s choice (the cost of which will be paid by the Company) and NWRA will reasonably cooperate with such counsel and the Company (including, to the extent possible and consistent with its own interests, keeping the Company reasonably informed of such defense). The Company will be liable for any settlement of any claim against NWRA covered by this Indemnity Agreement and made with the Company’s written consent, which consent will not be unreasonably withheld, conditioned or delayed.

IMH Financial Corp.	WWW.NWRADVISORS.COM	February 2011
Engagement Letter		Page 10 of 11

New World Realty Advisors

The indemnification obligations of the Company hereunder will (i) be in addition to any liability which the Company may otherwise have, (ii) survive the completion or termination of the Engagement and (iii) shall be binding upon any successors and assigns of the Company.

The Company agrees that without the prior written reasonable consent of NWRA, it will not consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claims, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless (i) such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from any and all claims and liabilities arising out of such action, claim, suit or proceeding and (ii) there is no statement in connection therewith as to an admission of fault, culpability or failure to act by or on behalf of any Indemnified Person.

The provisions of this Indemnity Agreement shall apply to the Engagement and any written modification thereof signed by the parties and shall remain in full force and effect regardless of any termination or the completion of NWRA’s services under the Engagement.

This Indemnity Agreement will be deemed made in New York. The validity and interpretation of this Indemnity Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to agreements made and to be fully performed therein (excluding the conflicts of laws rules). The Company and NWRA each irrevocably submit to the jurisdiction of any court of the State of New York or the United States District Court of the Southern District of the State of New York for the purpose of any suit, action or other proceeding arising out of this agreement which is brought by or against the Company. Each of the Company and NWRA hereby knowingly, voluntarily and irrevocably waives any right it may have to a trial by jury in respect of any claim based upon, arising out of or in connection with this agreement.

ACCEPTED AND AGREED:

IMH Financial Corporation

By:	/s/ William Meris

Name:	William Meris

Title:	President

Date:	3-3-11

IMH Financial Corp.	WWW.NWRADVISORS.COM	February 2011
Engagement Letter		Page 11 of 11